EXHIBIT 99.5

AMENDED LETTER OF INFORMATION

OFFER TO EXCHANGE

BY

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

OF UP TO 20,853,250 SHARES OF COMMON STOCK FOR ANY AND ALL ISSUED AND OUTSTANDING SHARES OF SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 p.m., NEW YORK CITY TIME, ON JULY 20, 2015 (PREVIOUSLY, JULY 13, 2015), UNLESS THE OFFER IS EXTENDED OR WITHDRAWN.

TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee.

We have been appointed by Wheeler Real Estate Investment Trust, Inc., a corporation formed under the laws of the State of Maryland (the “Company”), to act as Information Agent in connection with its offer to exchange up to an aggregate of 20,853,250 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), for all issued and outstanding shares of the Company’s Series A preferred stock, without par value per share (“Series A Stock”) and Series B preferred stock, without par value per share (“Series B Stock”), upon the terms and subject to the conditions set forth in the Preliminary Prospectus, dated July 13, 2015 (the “Prospectus”), and the related Amended Letter of Transmittal (the “Letter of Transmittal”, which, together with the Prospectus, as they may be amended or supplemented from time to time, constitute the “Offer”). The description of the Offer in this letter is only a summary and is qualified by all the terms and conditions of the Offer set forth in the Prospectus and Letter of Transmittal.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Prospectus, dated July 13, 2015, registering the shares of the Company’s Common Stock, to be exchanged for tendered shares of Series A Stock and Series B Stock.

2.	The Letter of Transmittal for your use in accepting the Offer and tendering shares and for the information of your clients.

3.	A printed form of letter which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

4.	A return envelope addressed to Computershare Trust Company, N.A., as the exchange agent for the Offer.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on July 20, 2015, which date may be extended.

Except as referenced in the Prospectus, the Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes with respect to the transfer of shares to it or its order pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if shares not tendered or accepted for payment are to be registered in the name of, any person(s) other than the registered owner(s), or if shares tendered hereby are registered in the name(s) of any person(s) other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered owner(s) or such person(s)) payable on account of the transfer to such person(s) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted with the Letter of Transmittal.

Questions and requests for additional copies, at the Company’s expense, of the enclosed material may be directed to Georgeson, Inc., as the Information Agent at 480 Washington Blvd., 26th Floor Jersey City, New Jersey 07310 Phone: 866 391-7007 (toll-free) Email: Wheeler@Georgeson.com.

Very truly yours,

GEORGESON, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE COMPANY, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.